Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditor’s Report, dated 20 September 2021, on the financial statements of Mastermind Principles Ltd, for the years ended December 31, 2020 and 2019, respectively and Accountant’s Review Reports, dated December 23 2021 on the financial statements of Mastermind Principles Ltd, for the six months then ended June 30, 2021 and 2020, respectively, in Genius Group Ltd’s registration statement on the form F-1. We also consent to application of such report to the financial information in the Report in Genius Group Ltd’s registration statement on Form F-1, when such financial information is read in conjunction with the financial statements referred to in our reports.

SKS Bailey Group Ltd

Chartered Accountants

Peterlee, County Durham

24 March, 2022